MEMORANDUM OF UNDERSTANDING
WHEREAS, PDI, Inc. (“PDI” or “Employer”) and Brian Boyle (“Boyle” or “Executive”) have agreed that Executive's resignation from, and last day of employment with Employer is December 31, 2005; and,

WHEREAS, PDI and Boyle mutually wish to terminate the employment relationship and waive any and all notice or cure requirements set forth in the Amended and Restated Employment Agreement dated May 2, 2001 (“Employment Agreement”), in particular Paragraphs 8(a) or (b), and, as applicable,12(i); and,

WHEREAS, PDI and Boyle agree that the provisions of Paragraph 8(g) of the Employment Agreement are not applicable to this mutual and voluntary decision to terminate the employment relationship; and,

WHEREAS, PDI and Boyle agree that the payments set forth below constitute PDI’s sole and complete obligation to Boyle upon termination of his employment, notwithstanding anything to the contrary as may be set forth in the Employment Agreement:

1.
Base compensation through termination date (e.g, December 31, 2005) calculated to be in the gross amount of approximately $82,223.45 (for the period of September 16, 2005 through December 31, 2005), less withholding for applicable federal, state and local income and employment related taxes, payable in equal installments pursuant to PDIs customary payroll procedures in effect.

2.
Employee will be entitled to continued participation in the employee benefits, vacation (i.e., the current “bank of days” policy of PDI), automobile expense and expense reimbursement programs as described in Section 4.6 of the Employment Agreement through December 31, 2005 except as may be limited or required by a benefit Plan.

3.
A pro rata share of any incentive compensation as described in Section 3(b) of the Employment Agreement, if any is awarded, for 2005. My Boyle has been advised by PDI that it expects that there will be no incentive compensation for 2005.

4.	A lump sum payment equivalent to 36 times the monthly salary amount defined by the Employment Agreement; that is, $ 1, 435,230.00.

5.	Vested, deferred compensation, which is presently (as of August 31, 2005) calculated to be $796,106.74, less any withholdings as required by federal, state or local income tax laws or regulations.

6.
Accrued but unused paid bank of days, if any, which will be reconciled as of December 31, 2005. Such payment shall be subject to withholdings pursuant to Employer’s regular payroll practices and applicable law or regulation.

7.
Company paid COBRA benefits commencing the day following the effective date of termination (e.g., January 1, 2006 or as otherwise determined or limited by the Plan documents) and extending through 12 months after the effective date of termination(e.g., December 31, 2006), or the economic equivalent thereof—approximately $13,700.88—unless Executive obtains the same or greater benefits through subsequent employment, at which time this obligation is extinguished.

8.
Outstanding equity/option grants, including the March 29, 2005 SARS equity option grant, shall immediately vest upon termination of employment; provided, however, all stock options then held by Executive will expire and/or terminate 90 days after Executive’s effective date of termination (e.g., December 31, 2005), consistent with the Plan or controlling grant agreement.

9.
To continue to maintain directors and officers liability insurance covering the Executive in a reasonable and adequate amount determined by the Company through December 31, 2005 on the same terms as all other directors and officers of PDI.

10.
To reimburse Executive an amount equivalent to one-half of the reasonable attorney’s fees incurred with respect to this memorandum of understanding up to a maximum payment by PDI of $5,000.00 within 30 days following presentment, review and approval of a statement of services.

And, WHEREAS, Boyle acknowledges his continuing obligations to PDI under Sections 9 and 10(a)-(g) of the Employment Agreement, such provisions shall remain in full force and effect notwithstanding any express or implied limitation set forth in the Employment Agreement.

And, WHEREAS it is the intention of the parties that his Memorandum of Understanding hereby fully supersedes the Employment Agreement, which is hereby terminated and shall no longer be in effect, except with respect to Sections 7(a)-(i), 8(e) & (h), 9, 10 (as discussed above), 12 (g), (h) and (i), which Employer and Executive hereby agree survive such termination and shall remain in full force and effect. In addition, to the extent other Sections of the Employment Agreement are referenced herein, the parties agree that the language of such sections in intended to apply to the extent and in the manner expressly agreed herein. Employer shall provide Executive with a determination by the Accounting Firm within fifteen (15) business days as set force in Section 8(e) of the Employment Agreement.

And, WHEREAS it is the intention of the parties that the compensation, benefits and other consideration set forth in paragraphs numbered 1-6, 9 and 10 above, shall be paid or provided to Executive regardless of death, disability or PDI’s determination to terminate for cause or otherwise accelerate Executive’s last day of work, as if Executive’s effective date of termination was December 31, 2005 pursuant to this Memorandum of Understanding.

General Release of Claim. Executive, his heirs, executors, administrators, fiduciaries, successors and/or assigns, knowingly and voluntary release (and forever give up, to the fullest extent permitted by law) Employer, it’s past, present and future direct or indirect parent organizations, subsidiaries, division, affiliated entities, and its and their partners, officers, directors, trustees, administrations, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as “Released Parties” or “Released Party”), jointly and severally, of and from all claims and discovery, known or unknown, that Employee has or may have against Released Parties as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act;
•	Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act;
•	The Fair Credit Reporting Act;
•	The Immigration Reform Control Act;
•	The Americans with Disabilities Act;
•	The Rehabilitation Act;
•	The Age Discrimination in Employment Act;
•	The Occupational Safely and Health Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Fair Labor Standards Act;
•	The Uniformed Services Employment and Reemployment Rights Act;
•	Worker Adjustment and Retraining Notification Act;
•	Employee Polygraph Protection Act;
•	The New Jersey Law Against Discrimination;
•	The New Jersey Family Leave Act;
•	The New Jersey State Wage and Hour Law;
•	The New Jersey Conscientious Employee Protection Act;
•	The New Jersey Equal Pay Law;
•	The New Jersey Occupational Safely and Health Law;
•	The New Jersey Smokers’ Rights Law;
•	The New Jersey Genetic Privacy Act;
•	The New Jersey Fair Credit Reporting Act;
•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;
•	The New Jersey Public Employees’ Occupational Safely and Health Act;
•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
•	any other federal, state or local civil rights laws, whistle-blower or any other local, state or federal law, regulation or ordinance;
•	any public policy, contract (oral, written or implied), tort, constitution or common law;
•	any claims for vacation, sick or personal leave or payment pursuant to any practice, policy, handbook or manual;
•	any claims related to the Employment Agreement; or
•	any allegation for costs, fees, or other expenses including attorney’s fees.

Employer hereby confirms that the Indemnification provisions of Section 7 of the Employment Agreement are not waived, impacted, affected or modified in any way by this Memorandum and General Release. Executive also affirms that he has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Employer. Nothing in this General Release shall impair, affect, waive, alter or limit the benefits payable to Executive as set forth in this Memorandum of Understanding.

Revocation. Executive may revoke this Memorandum of Understanding for a period of seven(7) calendar days following the day he executes this agreement. Any revocation within this period must be submitted, in writing, to Beth Jacobson, General Counsel, and state, “I hereby revoke my acceptance of our Agreement and General Release: The revocation must be personally delivered to Beth Jacobson, General Counsel or Kerry Skolkin, Associate General Counsel, or mailed to PDI, Inc., 1 Rough 17 South, Saddle River, NJ 07458, Attn: Beth Jacobson, General Counsel and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, or Sunday or a legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Confidentiality. To the extent permitted by law, Executive agrees not to disclose any information regarding the existence or substance of this Memorandum of Understanding, except to his spouse, tax advisor, or an attorney with whom he chooses to consult regarding this agreement, each of whom shall likewise agree to keep the information confidential. This Memorandum of Understanding shall not be filed with any court and shall remain forever confidential expect in an action to enforce or for breach of this agreement. If Executive asserts an action to enforce, or for breach of, this agreement, he shall use his best effort to maintain such confidentiality by whatever means necessary, including, but not limited to, submitting the agreement to a court under confidential seal.

EXECUTIVE IS HEEREBY ADIVSED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS MEMORANDUM OF UNDERSTANDING AND IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMETN, EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS MEMORANDUM OF UNDERSTAND DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE(21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS MEMORANDUM OF UNDERSTANDING, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMETN INTENTING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECTUIVE HAX OR MIGHT HAVE AGAINST RELASED PARTIES AS OF THE DATE OF EXECUTIVE OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Executive	ON BEHALF OF EMPLOYER AS DEFINED HEREIN

By:
Brian Boyle	Charles T. Saldarini Chief Executive Officer
Date: September ____, 2005	Date: September _____, 2005